EXHIBIT 10.40.01
AMENDMENT TO INTELLECTUAL PROPERTY
CONTRIBUTION AGREEMENT
     This AMENDMENT effective October 1, 2005, is among Visteon Corporation, a Delaware corporation (“Visteon”), Visteon Global Technologies, Inc., a Michigan Corporation (“VGTI”), Automotive Components Holdings, Inc. (formerly VFH Holdings, Inc.), a Delaware corporation, and Automotive Components Holdings, LLC (formerly VFH Holdings LLC), a Delaware limited liability company (the “Company”).
WITNESSETH:
     WHEREAS, Ford Motor Company, a Delaware corporation (“Ford”) and Visteon are parties to a Master Agreement (the “Master Agreement”) dated as of September 12, 2005, as a result of which the parties hereto entered into an Intellectual Property Contribution Agreement (the “IP Contribution Agreement”) dated October 1, 2005, wherein Visteon and VGTI contributed to the Company certain intellectual property assets related to the Business as defined therein; and
     WHEREAS, Visteon, VGTI, and the Company have agreed to certain modifications and corrections to the IP Contribution Agreement and its Appendices and Attachments.
     NOW THEREFORE, in consideration of the above premises and the mutual covenants herein contained, and for other good and valuable consideration given by each party hereto to the other, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, for themselves, their successors and permitted assigns, intending to be legally bound, agree as follows:
          A. The definition of “Company Only Products and Technologies” is amended to read as follows:
     “Company Only Products and Technologies” means the following products and technologies manufactured only by the Company as of the Closing Date, for manufacture and sale to any customer, including any improvements or developments for currently produced products or those in the current cycle plan for Plants which have passed the Visteon CDP Gate 2 (or equivalent) approval, except that any such improvements or developments 1) that are subject to pre-existing contractual obligations that prevent transfer to Company are not to be included or 2) that are subject to a joint development agreement with non-Ford OEM’s, or other suppliers, subject to mutual agreement of inclusion, or exclusion, between the parties: Driveshafts, Catalytic Converters, Exhaust System Pipes, Body Stampings, Stabilizer Bars, Steering Columns, RV Steering Gears, Steering Pumps, Seat Foam, Wiper Motors, Bumper Fascias, torque arms, bumper shocks, and cam synchronizers.

          B. The definition of “Non-Core Shared Products and Technologies” is amended to read as follows:
     “Non-Core Shared Products and Technologies” means Shared Products and Technologies for any of the following products or technologies: Axles, Power Take-off Unit (PTU), Manual Steering Gears, HPAS Steering Gears, Ignition Systems, Air Charging Assemblies, Throttle Bodies, Fuel Charge Assemblies, Fuel Injectors, Air/Fuel Charging Assemblies, Integrated Air/Fuel Modules, Fuel Pumps, Alternators, Starters, Fuel Vapor Storage (Carbon Canisters), Glass, and Blow-Molded Fuel Tanks.
          C. Section 7.1 in Appendix 7 is amended to read as follows:
     7.1 VGTI hereby grants to Company an irrevocable, non-exclusive, worldwide, non-sublicensable, fully paid, royalty free, license to make, have made, use, have used, sell, offer for sale and import components or systems utilizing the controls algorithms that exist as of the Closing Date for the following products: Axle Controls; All Wheel Drive Controls; Ignition Driver/Controls; Wiper Controls; Fuel Efficient Power Steering; and Electronic Fuel Efficient Power Steering. Such license is severable and separately transferable by business, under the same terms hereof, upon sale of all or substantially all of the assets related to that business to a 3rd party purchaser. Subject to Section 7.04(B) of this Agreement, Company shall retain rights under that portion of such license which is transferred to the 3rd party purchaser in the event that Visteon or its Subsidiaries has remaining manufacturing facilities currently producing products requiring all or a portion of the transferred license. Neither VGTI nor Company has any duty or obligation after the Closing Date to provide maintenance, support, updates, modifications, additions, derivative works, or any other improvements or variations to the controls algorithms to the other party except for any modifications rectifying or mitigating an inherent design flaw that was present at the Closing Date.
          D. Section 11.2 in Appendix 11 is amended to read as follows:
     11.2 VGTI hereby agrees to encumber its ownership of the Engineering Design Tools by agreeing that it shall not grant sublicenses to any of the Engineering Design Tools as set forth in the Attachment 11A (“Non-Core Shared Products and Technologies — Engineering Design Tools”) to Appendix 11 to any 3rd party other than a Visteon Joint Venture, as defined herein. Such sublicense by VGTI to a Visteon Joint Venture can be royalty free. Notwithstanding the foregoing, VGTI shall be permitted to grant a sublicense to a third party acquirer of substantially all the assets of a business of Visteon Corporation or its affiliates or subsidiaries with respect to Engineering Design Tools utilized by such business immediately prior to its acquisition by the third party, which can be royalty free. Such sublicense shall be nontransferable except to a subsequent acquirer of the business.

          E. The following Attachments to the IP Contribution Agreement are replaced with the corresponding Attachments appended hereto: Appendix 1, Attachment 1A; Appendix 2, Attachment 2A; Appendix 3, Attachment 3A; Appendix 4, Attachment 4A; Appendix 4, Attachment 4B; Appendix 5, Attachment 5A; Appendix 6, Attachment 6A; Appendix 6, Attachment 6B; Appendix 7, Attachment 7A; Appendix 8, Attachment 8A; Appendix 11, Attachment 11A; Appendix 12, Attachment 12A; Appendix 14, Attachment 14A; Appendix 15, Attachment 15A; Appendix 19, Attachment 19A. All other Appendix Attachments remain unchanged.
          F. The listing of CDP Gate 2 Projects and the listing of Engineering Design Tools included following original Appendix 21 are deleted therefrom and replaced by Attachment 22.
     WHEREFORE, the parties have signed this Amendment to the Intellectual Property Contribution Agreement.

VISTEON CORPORATION			VISTEON GLOBAL TECHNOLOGIES, INC.

By:	/s/ James F. Palmer		By:	/s/ James F. Palmer

	Name:	James F. Palmer		Name:	James F. Palmer
	Title:	Executive Vice President and Chief Financial Officer		Title:	Vice President
Date:	12/05/2006		Date:	12/05/2006

AUTOMOTIVE COMPONENTS HOLDINGS, LLC			AUTOMOTIVE COMPONENTS HOLDINGS, INC.

By:	/s/ Marcia J. Nunn		By:	/s/ Marcia J. Nunn

	Name:	Marcia J. Nunn		Name:	Marcia J. Nunn
	Title:	Secretary		Title:	Secretary
Date:	12/11/2006		Date:	12/11/2006